Answers Corporation
3rd Quarter 2006 Conference Call
4:30PM ET, November 9, 2006

Participants:

Bob Rosenschein, Chairman and CEO
Steve Steinberg, CFO
Jeff Cutler, CRO
Bruce Smith, VP of Strategic Development

Bruce Smith

Good afternoon, and welcome to the Answers Corporation 3rd Quarter 2006 conference call. My name is Bruce Smith, VP of Strategic Development. Joining me are Bob Rosenschein, Chairman and CEO, Steve Steinberg, CFO, and Jeff Cutler, our Chief Revenue Officer. This call is also being broadcast over the web and can be accessed from our Investor Center page at ir.answers.com. A replay of this call will be available at the site shortly after the completion of the call. At the conclusion of our prepared remarks, we’ll open the call for your questions.

Before we begin, I will caution that comments made during this call by management contain forward-looking statements, including predictions and estimates that involve risks and uncertainties. For those statements, the company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Important factors may cause our actual results to differ materially, including, among others, our ability to increase the number of Answers.com users, our ability to improve monetization, a decision by Google, currently the provider of the vast majority of our search engine traffic, or other search engines, to block our AnswerPages from users’ search results or otherwise adjust their algorithms in a manner detrimental to us, a decision by Google to stop directing user traffic to Answers.com through its definition link and other risk factors. We encourage you to review our filings with the Securities and Exchange Commission, including, without limitation, our registration statement on Form S-3/A declared effective in June 2006, which identify specific factors that may actually cause results or events to differ materially from those described in any forward looking statements.

Information shared on this call is accurate only as of the date of this call and we assume no obligation to update such information.

Additionally, I would like to take this opportunity to remind you that during the course of this conference call we will be discussing some non-GAAP measures in talking about our performance. You can find a reconciliation of those measures to GAAP measures in today’s earnings release posted on our corporate Website at: ir.answers.com.

With that said, I’d like to turn the call over to Bob Rosenschein.

Bob…

Bob Rosenschein

Good afternoon, and thanks for joining us. Q3 was a strong quarter for Answers.com. Let’s go over the highlights for the quarter, including some recent developments, and discuss in depth some exciting things going on today.

•	Our Q3 revenue jumped 23% sequentially to $1.858 million, above the top end of our guidance of $1.8 million.

•	Non-GAAP operating loss improved by 26%, dropping to $613,000, also surpassing our guidance. Non-GAAP net loss per share decreased from $0.09 to $0.07.

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Our unaudited average daily traffic jumped 11% from Q2, to roughly 3 million queries per day. In September, we announced that we had broken the 4 million daily query mark. That growth has continued into Q4. In fact, just this Tuesday, we exceeded 5 million queries.

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Yesterday we announced a major development with our acquisition of FAQ Farm, the leading wiki question and answer community. We will cover the significant business opportunity that this acquisition brings us for 2007 and beyond, from a financial perspective.

•	I am also excited to announce that we have signed a new agreement with Yahoo! to work with their own market leading question and answer site, Yahoo! Answers. More on that later, too.

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Here’s some third party data. According to Hitwise, a leading competitive intelligence service, we were the 155th most trafficked site, based upon visits, worldwide, for the week ending November 4th. And, according to comScore Media Metrix, Answers.com was ranked the 73rd most popular web property in the US based on reaching 11.2 million unique visitors in October 2006.

While we do not expect to reach Non-GAAP profitability in Q4, we do reiterate our previous guidance that we expect to be Non-GAAP profitable in Q1 2007 - that is net income on a Non-GAAP basis.

I’ll now turn the call over to Steve Steinberg, our CFO, for a more detailed recap of our financials.

Steve…

Steve Steinberg

Thank you Bob, and good afternoon. I’d like to begin with an overview of our Q-3 2006 financial performance. For a more detailed review of this quarter’s results, please refer to our quarterly report on Form 10-QSB, which we will be filing no later than next Tuesday, the 14th of November.

First the highlights:

Q3 revenues increased to $1,858,000, compared to $1,511,000 in the previous quarter, representing 23% sequential growth. The GAAP net loss in Q3 was $1,191,000, compared to the Q2 GAAP net loss of $2,958,000. The Non-GAAP net loss in Q3 was $508,000, an improvement of 23% compared to $664,000 in the second quarter. When we refer to our Non-GAAP net loss in Q3, we mean the net loss prior to stock-based compensation and amortization of acquired technology resulting from the Brainboost acquisition.

Non-GAAP net loss per share for the third quarter of 2006 decreased to $0.07, compared to $0.09 in the previous quarter.

Now, let’s dig a bit deeper into the numbers:

Our Q3 revenues rose to $1,858,000. Answers.com Q3 advertising revenues, of $1,810,000, which accounted for practically all of our total Q3 revenue, was 24% higher than in Q2. The remainder of our revenue was earned mostly from partners who license our Answers service. Our average Answers.com daily queries this quarter increased to about 3 million from 2.7 million in Q2. Our average RPM increased to $6.48, from $5.95 in Q2.

In a few moments, Jeff and Bruce will expand on this topic and our revenue strategy going forward.

Now, let’s discuss expenses:

Operating expenses, before $683,000 of expenses that resulted from stock-based compensation and charges stemming from amortization of acquired technology relating to the Brainboost acquisition - what we refer to as Non-GAAP operating expenses, were $2,471,000 in Q3, compared to $2,335,000 in Q2, a net increase of $136,000.

This net increase was driven by many factors including additional headcount, web hosting and ad serving costs, and increases in marketing-related costs, offset, to some extent by decreases in certain G&A items, such as accounting and legal. The net increase also includes increases in content costs, which we also continue to add actively to Answers.com. For a full review of these additions you can go to our IR website at ir.answers.com and click on the “What’s New” link in the middle of the page.

Our headcount increased by seven employees during the quarter and we had 65 employees as of September 30, 2006.

Now, let’s review some balance sheet data:

Cash and cash equivalents and investment securities as of September 30, 2006 were approximately $10.8 million and we have no debt. Our cash and investment securities dropped approximately $1,140,000 this quarter. The drop resulted from the net cash used in operations of approximately $870,000, capital expenditures, of $255,000; and other uses of $15,000. Of course this report is as of September 30th, and as you know we acquired FAQ Farm on November 2nd for $2 million in cash.

Now I would like to talk about our Q4 outlook.

We forecast that our revenues for Q4 will be in a range of $2,350,000 to $2,500,000, or 26% - 35% sequential growth. We forecast that our GAAP net loss will fall within the range of $1,000,000 to $1,250,000. Our Non-GAAP net loss is expected to be in a range of $225,000 to $375,000. Our Non-GAAP Operating expenses are expected to increase in various areas - including Web hosting and content licensing, direct-ad sales and salaries, as we added 7 employees during Q3. Due to timing, some new hires in Q3 only impacted part of the quarter and their full impact will be felt in Q4. We don’t expect to add a significant number of new hires in Q4.

Thank you for your time. And now I’d like to turn the call over to Jeff Cutler….

Jeff Cutler

Thanks, Steve…

I am delighted to join you on today’s call. To introduce myself, I am responsible for Sales, Marketing, Business Development, Product Management and Content. While no single element drives all our progress, my teams are working hard on site design; content acquisition, creation and integration; ad sales; partnerships; and marketing strategy. They all add up to more traffic and improved monetization.

Q3 was another quarter of strong growth for Answers.com.

Traffic growth was strong. Average daily queries for the quarter grew 11% sequentially to 3.0 million per day, in what is traditionally a seasonally weak quarter. We continue to experience growth with a recent weekly average of approximately 4.3 million per day, and as we said, we’re proud to have broken the 5 million mark this Tuesday. Factors contributing to this growth are: continued new content additions, SEO - including in particular a rise in our rankings on Yahoo! Search, continual viral marketing outreach and significant improvements to our site.

We announced new partnerships with The New York Times and CBSNews.com. In the New York Times deal, we power a new feature accessible from their search pull down menu, called Answers.com/Reference, and we are integrating our service and technology into their Times Topics and news stories, which yield SEO benefits.

In October, CBSNews.com became the first partner for web-enabled AnswerTips, meaning that CBSNews.com is now Answers.com - enabled. Any CBSNews.com reader can now alt-click on any word in any story, and an AnswerTip will appear with a topic description. This feature is built into their website and is available without any software download.

Along with Microsoft’s recent recommendation of 1-Click Answers as an IE7 add-on, the marketing value of these partnerships with world-class online publishers should not be underestimated. They provide brand exposure, open doors and enhance our future growth potential. We think that AnswerTips will be highly attractive to publishers as it allows them, with almost zero development, to offer their users instant direct access to our 4 million topics, without the user having to leave their page.

We also recently signed an agreement with Inform.com and launched access to dynamic news headlines on our Answers results pages. We view the addition of up-to-date news as a way to extend our site’s usefulness, a way to increase its value to users of Answers.com, and of course to create additional monetizable pages.

And I’ll briefly mention blufr.com, a wickedly addictive game we released in beta in Q3. In addition to being extremely fun and irreverent, blufr also helps drive traffic to Answers.com and is opening many new doors for potential partnerships

Now I’ll turn the call over to Bruce Smith.

Bruce…

Bruce Smith:

Thanks, Jeff…

Answers.com’s RPMs, or Revenue per Thousand Queries, in the quarter jumped to $6.48, from $5.95 in Q2, as we continued optimizing our various revenue sources. Our current revenue stream is primarily based on performance-based ads from Google AdSense and Shopping.com. Our impression-based revenues have also been almost totally sold and delivered through third party advertising networks, with whom we share revenues. We expect that this mix will change materially going forward, as we scale our direct ad sales effort.

In Q3, we recruited Robert Formentin, an experienced online advertising executive, to lead our direct ad sales. Robert joined us in late August and immediately started contacting agencies and advertisers to introduce Answers. We started our entry into direct ad sales too late in the online media buying cycle to be effective in Q4. That said, we now have connections to many online media buyers and are excited to be actively bidding on Q1 campaigns.

We are very confident that these efforts will bear fruit in Q1, and we expect that—commencing in Q1— direct ad sales will become an increasingly larger part of our ad revenue, with its overall contribution growing throughout 2007.

Here’s another important point. According to comScore Media Metrix, our audience composition indices are higher than average in key areas such as health, business, technology and entertainment. In other words, Answers.com has an audience that advertisers are anxious to reach.

I now turn the call back over to Bob.

Bob Rosenschein:

Thanks, Bruce…

Yesterday, we announced the acquisition of a community wiki site called FAQ Farm, for $2 million in cash, or roughly 5 times trailing revenues. This is a very big development for Answers.com — and, from recent questions we’ve received, its significance is not fully recognized. Quite simply, FAQ Farm has the potential to materially contribute to every area of our business, from additional content and traffic, to revenue and profits.

As you know, Answers.com has always been a terrific reference tool, but it’s also been a spectator sport, with our users limited to reading what we present them.

Nowadays, one of the most exciting drivers of growth on the Internet—and as investors you need to know this—is user-contributed content. Often called Web 2.0, it is characterized by the collective wisdom of communities adding and publishing new and useful information. Wikipedia, whose content we license, is a perfect example.

FAQ Farm is a unique user-contributed question and answer site that has experienced dramatic growth. Since March of 2005, user contributed “questions and answers” have grown from 70 thousand to 280 thousand, registered “Farmers” (as they’re called) from 10 thousand to over 100 thousand, and monthly page views from 600 thousand to over 12 million. Its mission is to enable anyone to ask a question on any subject — in his or her own words — and participate cooperatively in developing answers. Unlike other question & answer sites, FAQ Farm is a community, where everyone can add and improve the answers. In other words, every question is its own “wiki”, and the goal is to constantly enhance each answer page.

The business opportunity here is truly open-ended. To begin with, FAQ Farm’s current monetization is similar to where Answers.com was in early 2005. We will be able to leverage our experience in improving RPMs and apply them directly to FAQ Farm. Second, FAQ Farm’s impressive growth has been without the benefit of major resources. We expect to be able to drive visitors to FAQ Farm, which should increase the rate of content generation, and as you know from our previous statements, content is critical to future growth. We also expect to improve FAQ Farm’s SEO, still further contributing to traffic growth.

FAQ Farm is already cash flow positive, but we see a great opportunity here to accelerate its growth — and to materially improve upon its current revenue run rate of approximately $400 thousand. Because we will be investing in its growth, we expect it to run cash flow breakeven in the near term.

We’re thrilled to have Chris Whitten, FAQ Farm’s founder, join the Answers team to continue his terrific work and focus on this effort. He truly is a pioneer in this entire area, and we expect to leverage his vision for both FAQ Farm and Answers.com.

You can’t talk about user-contributed Q&A sites without talking about Yahoo! Answers. In a short time, they’ve launched this site and grew it to 60 million participating users. Aside from the conveniently shared “Answers” in our names, both companies saw it as a natural partnership to improve the user experience on both sides.

Shortly, you’ll see Yahoo!Answers content on our pages, as one of the first such implementations. According to the agreement, Answers.com users will be able to view relevant questions and answers - both questions and topic-related categories - from Yahoo! Answers directly on Answers.com’s own pages. In addition, users will be able to link directly to Yahoo!Answers to ask any question to their community of over 60 million current users of Yahoo! Answers. We hope that this is the beginning of some terrific cooperation with Yahoo! Answers in particular and Yahoo in general.

Yahoo! Answers, and FAQ Farm, together with our Brainboost technology, form the perfect combination needed to deliver an end-to-end answer engine.

Finally, I want to comment on Non-GAAP profitability. When we gave our guidance for expected profitability in either Q4 2006 or Q1 2007, internally we were focusing very hard on reaching this important milestone in Q4. Various factors slowed us down a bit, primarily the hiring of our VP of Ad Sales so late in the quarter. But, with all the groundwork he is laying for 2007 growth, we are confirming that we do expect to be Non-GAAP profitable in Q1.

To summarize, in just under two years, since launching Answers.com, we have exceeded 100 million page views and 11 million unique US visitors per month; we were ranked 73rd most popular web property in the US in October 2006, according to comScore Media Metrix; we have RPMs above many in the industry; have done partnerships with top media firms and are in demand by others; have released really cool, game-changing features and technology; have licensed more content than most in our industry; have been named the top information service in 2006 by Information Today, a leading content industry publication and are very close to profitability!

With our content strategy working on target, our ad sales team taking shape, the acquisition of FAQ Farm, along with our business development success, with deals with such prominent companies as Yahoo!, CBSNews.com and The New York Times, 2007 is shaping up as the year when we define what a great content site is all about.

With that, we conclude our prepared remarks and invite our listeners to present any questions. Bruce…

Q&A (moderated by Bruce Smith)

Closing the Call (Shareholder.com Operator)

Thank you, all. This concludes today’s teleconference. Please disconnect your lines at this time, and have a good day.

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